Exhibit 10.13

Tenancy Agreement

An Agreement made on the 31st day of May, 2004 between the Landlord and the Tenant as more particularly described in Schedule I.

The landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in Schedule I and both parties agree to observe and perform the terms and conditions as follows:

1.                     The Tenant shall pay to the Landlord the Rent in advance of the first day of each and every calendar month during the Term. If the Tenant shall fail to pay the Rent within 7 days from the due date, the Landlord shall have right to institute appropriate action to recover the Rent and all costs, expenses and other outgoings so incurred by the Landlord in relation to such action shall be a debt owed by the Tenant to the Landlord and shall be recovered in full by the Landlord.

2.                     The Tenant shall not make any alterations and/or additions to the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

3.                     The Tenant shall not assign, transfer, sublet or part with the possession of the Premises or any part thereof to any other person. This tenancy shall be personal to the Tenant named herein.

4.                     The Tenant shall comply with all ordinances, regulations and rules of Hong Kong and shall observe and perform the covenants, terms and conditions of the Deed of Mutual Covenant and Sub-Deed of Mutual Covenant (if any) relating to the Premises. The Tenant shall not contravene any negative or restrictive covenants contained in the Government Lease(s) under which the Premises are held from the Government

5.                     The Tenant shall during the Term pay and discharge all charges in respect of water, electricity, gas and telephone and other similar charges payable in respect of the Premises.

6.                     The Tenant shall during the Term keep the interior of the Premises in good and tenantable repair and condition (fair wear and tear and damage caused by inherent defects expected) and shall deliver up vacant possession of the

Premises in the same repair and condition on the expiration or sooner determination of this Agreement.

7.                     The Tenant shall pay to the Landlord the Security Deposit set out in Schedule 1 for the due observance and performance of the terms and conditions herein contained and on his part to be observed and performed. Provided that there is no antecedent breach of any of the terms and conditions herein contained, the Landlord shall refund the Security Deposit to the Tenant without interest within 30 days from the date of delivery of vacant possession of the Premises to the Landlord or settlement of any outstanding payment owed by the Tenant to the Landlord whichever is later. If the Rent and/or any charges payable by the Tenant hereunder of any part thereof shall be unpaid for seven(7) days after the same shall become payable (whether legally demanded or not) or if the Tenant shall commit a breach of any of the terms and conditions herein contained, it shall be lawful for the Landlord at any time thereafter to re-enter the Premises whereupon this Agreement shall absolutely determine and the Landlord may deduct any loss or damage suffered by the Landlord as a result of the Tenant's breach from the Security Deposit without prejudice to any other right of action of any remedy of the Landlord in respect of such breach of the Tenant.

8.                     Provided the Tenant shall have paid the Rent and other outgoings on the days and in the manner herein provided and observe and perform the terms and conditions herein contained and on the Tenant's part to be observed and performed, the Tenant shall peacefully hold and enjoy the Premises during the Term without any interrupted by the Landlord.

9.                     The Landlord shall keep and maintain the structural parts of the Premises including the main drains, pipes and cables in proper state of repair Provided that the Landlord's liability shall not be incurred unless and until written notice of any defect or want to repair has been given by the Tenant to the Landlord and the Landlord shall have failed to take reasonable steps to repair and remedy the same after the lapse of a reasonable time from the date of service of such notice.

10.                   The Landlord shall pay the Property tax payable in respect of the Premises.

11.                   The Stamp Duty payable on this Agreement in duplicate shall be borne by the  Landlord and the Tenant in equal shares.

12.                    The Landlord and the Tenant agree to be bound by the additional terms and conditions contained in Schedule II (if any).

13.                    If there is any conflict between the English version and the Chinese version in this Agreement, the English version shall prevail.

Received the Security Deposit of	Received 4 key(s) of the
HK$ 50,394 by the Landlord	Premises by the Tenant

For and on behalf of	For and on behalf of
UPGRADE INTERNATIONAL TRADING	CHINA TAILONG HOLDINGS
CO. LTD	COMPANY LIMITED

Confirmed and Accepted all the terms	Confirmed and Accepted all the
and conditions contained herein by	terms and conditions contained
the Landlord	herein by the Tenant

For and on behalf of	For and on behalf of
UPGRADE INTERNATIONAL TRADING	CHINA TAILONG HOLDINGS
CO. LTD	COMPANY LIMITED

Schedule I

The Premises:	Flat 1605, Emperor Group Centre, 288 Hennessy Road, Wai Chai, Hong Kong

The Landlord:	UPGRADE INTERNATIONAL TRADING, CO. LTD

Room 2501, TESBURY CENTER

28 Queen's RD EAST WANCHAL

Telephone No.	Mr. Leung 25290027

CHINA TAILONG HOLDING CO. LTD

The Tenant:	Mr. Chan

Telephone No.	91965187

Term :	From June 1, 2004 to May 31, 2006 ( both days inclusive)

Rent:	HK$ 12,233 per month

Security Deposit:	HK$ 50,394

Schedule II

1. Uses

The Tenant shall not use or permit to be used the Promises or any part thereof for any purpose other than for office purpose only. [ P.S. Please select one item: e.g. residential / commercial / office / shop / industrial ]

2. Miscellaneous Payments

a) The Tenant shall be responsible for the following payments payable in respect of the Premises during the Term:

(a) Management Fee: _______________

(b) Air-conditioning Charges: ________________

(c) Government Rates : $ 2,088 ( subject to actual demanded by the Government )

3. Rent Free Period

The Tenant shall be entitled to a rent free period from the 01/05/2006 to 31/05/2006 ( both days inclusive) provided that the Tenant shall be responsible for the charges of Government Rent, Government Rates, management fees, water, electricity, gas, telephone, and other outgoings payable in respect of Premises during such rent free period.